================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              The PMI Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                         INVITATION TO ANNUAL MEETING
                                OF STOCKHOLDERS



[LOGO]

THE PMI GROUP, INC.

April 20, 2000

Dear Stockholder,

  You are cordially invited to attend the 2000 Annual Meeting of Stockholders of The PMI Group, Inc. to be held on Thursday, May 18, 2000, at 9:00 a.m., Pacific Time. The Meeting will be held on the 17th floor at our headquarters located at 601 Montgomery Street, San Francisco, California.

  We look forward to greeting as many of our stockholders as are able to be with us. As explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, the purposes of the Meeting are the election of Directors and ratification of the appointment of Ernst & Young LLP as independent auditors for 2000. Your Board of Directors unanimously recommends that you vote FOR the nominees for Director identified in the proxy statement and FOR ratification of the appointment of Ernst & Young LLP At the Meeting, we will report on our business, and there will be an opportunity for you to ask questions.

  WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY. STOCKHOLDERS OF RECORD MAY ALSO GIVE THEIR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME, AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

                                     /s/ W. Roger Haughton

                                     W. Roger Haughton
                                     Chairman of the Board of Directors and
                                     Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders ("Meeting") of The PMI Group, Inc. ("TPG"), a Delaware corporation, will be held on Thursday, May 18, 2000, at 9:00 a.m., Pacific Time, at 601 Montgomery Street, 17th Floor, San Francisco, California, for the following purposes:

  1. To elect ten Directors, each to serve for a term as described in the accompanying Proxy Statement;

  2. To ratify the appointment of Ernst & Young LLP as independent auditors for 2000; and

  3. To transact such other business as may properly before the Meeting.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on March 31, 2000, are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

                                       By Order of the Board of Directors


                                       /s/ Victor J. Bacigalupi

                                       Victor J. Bacigalupi
                                       Executive Vice President
                                       General Counsel and Secretary
                                       April 20, 2000

               YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE,
                    SIGN, DATE AND RETURN YOUR PROXY CARD.

                               TABLE OF CONTENTS

Voting......................................................................   1

Proposal--election of directors.............................................   2

Committee and meetings of the board of directors............................   5

Security ownership of certain beneficial owners and management..............   7

Executive compensation......................................................   9

Compensation committee report on executive compensation.....................  14

Performance graph...........................................................  17

Compensation committee interlocks...........................................  18

Section 16(a) beneficial ownership reporting compliance.....................  18

Certain relationships and related transactions..............................  18

Proposal--ratification of independent auditors..............................  18

Other matters...............................................................  18

                                PROXY STATEMENT

  This Proxy Statement and the accompanying proxy are being mailed on or about April 20, 2000, in connection with the solicitation of proxies on behalf of the Board of Directors of The PMI Group, Inc. ("TPG"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time, May 18, 2000, at 601 Montgomery Street, 17th Floor, San Francisco, California and at any adjournment or postponement thereof (the "Meeting").

  TPG's principal executive office is located at 601 Montgomery Street, San Francisco, California 94111. The telephone number at that address is (415) 788-7878.

  RECORD DATE AND SHARES OUTSTANDING. The record date for determining stockholders entitled to notice of, and to vote at the Meeting is March 31, 2000, (the "Record Date"). As of that date, approximately 44,104,242 shares of common stock were outstanding.

   REVOCABILITY OF PROXIES. Proxies are revocable by written notice to the Secretary of TPG at any time prior to their exercise stating that the proxy is revoked and may also be revoked by signing and delivering a proxy with a later date or by attending the Meeting and voting in person.

   VOTING AND SOLICITATION. For each matter that may come before the Meeting, every stockholder will be entitled to one vote for each share of common stock registered in the stockholder's name on the Record Date. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted. Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone using the control number and instructions accompanying the proxy card. Telephonic voting may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian. The enclosed proxy is solicited by the Board of Directors of TPG. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the Meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

  FOR -- election to the Board of the ten individuals nominated by the Board of Directors; and

  FOR -- ratification of the appointment of Ernst & Young LLP as independent auditors for 2000.

  Any other business that may properly come before the meeting will be voted in the discretion of the proxy holder.

  The ten nominees who receive the most votes will be elected to the ten open directorships even if they get less than a majority of the votes. For approval of the appointment of Ernst & Young LLP as auditors (Item 2), more shares must be voted "for" than "against" such proposal.

  Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by TPG to act as election inspectors for the Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of the quorum for the transaction of business and (ii) the total number of votes cast with respect to an Item. Accordingly, abstentions will have the same effect as a vote against Item 2. Broker non-votes (that is, if the broker holding shares of a stockholder in street name does not vote with respect to an item) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to Item 2.

  The cost of this solicitation will be borne by TPG. MacKenzie Partners, Inc., has been retained by TPG to assist in the solicitation of proxies at an estimated fee of $4,500 plus reimbursement of reasonable expenses. In addition, TPG may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of TPG's Directors, officers and employees, personally or by telephone or telegram, without additional compensation.

  TPG's Annual Report to Stockholders for the fiscal year ended December 31, 1999, has been mailed with this document. Stockholders should refer to that Annual Report for financial and other information about the activities of TPG. However, the Annual Report to Stockholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.

ITEM 1: ELECTION OF DIRECTORS

  NOMINEES FOR ELECTION. A board of ten Directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below. All of the nominees are presently Directors of TPG. Each person elected shall serve a one-year term as a Director until the next Annual Meeting or until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

    DR. JAMES C. CASTLE

    DONALD C. CLARK

    W. ROGER HAUGHTON

    WAYNE E. HEDIEN

    RAYMOND L. OCAMPO JR.

    JOHN D. ROACH

    DR. KENNETH T. ROSEN

    RICHARD L. THOMAS

    MARY LEE WIDENER

    RONALD H. ZECH

  Stockholder Vote Required. Directors shall be elected by a plurality of the votes cast at the Meeting. Only votes cast for a nominee will be counted. Votes cast include votes under proxies that are signed, but that do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast. TPG's bylaws and proxy rules promulgated by the Securities and Exchange Commission provide stockholders may submit nominations for Directors at an Annual Meeting if they comply with such requirements. Any stockholder submitted nomination for director must have been delivered to or mailed and received by TPG's Secretary at TPG's principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year's annual meeting to be considered timely. Any nomination not timely received will not be considered.

  Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the Annual Meeting any of the nominees named above is not available to serve as a Director (an event that the Board of Directors does not anticipate), the proxies will be voted for the election as Directors for such other person or persons as the proxy holders may designate, unless the Board of Directors, in its discretion, reduces the number of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE, AND UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

Nominees for Director

  Set forth below for each nominee is certain information, including age as of April 1, 2000, principal occupation, business experience for at least the past five years, the first year elected a Director, and the Committees of the Board of Directors on which each Director serves, which is based on data furnished by them.

  Dr. James C. Castle, 63, has been a Director since May 1997. He is currently Chairman and Chief Executive Officer of USCS International, Inc., a leading provider of customer management software and statement presentment services to the global communications industry, positions he has held since joining the company in August 1992. On December 21, 1998, USCS became a wholly owned subsidiary of DST Systems, Inc. Prior to joining USCS International Inc., Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation from August 1991 through April 1992. Dr. Castle is also on the boards of directors of DST Systems, Inc., PAR Technology Corp., ADC Telecommunications, Inc. and Leasing Solutions, Inc. He is Vice Chair of the Audit Committee.

  Donald C. Clark, 68, has been a Director since May 1996. Mr. Clark joined Household International, Inc., a major consumer financial services company, in 1955 and has held a number of managerial and executive positions with that company. He was elected to the board of directors of Household International, Inc., in 1974, President in 1977, Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive Officer and in 1996 he relinquished the title of Chairman and retired. He is also on the boards of directors of Armstrong World Industries, Inc., Warner-Lambert Company and is Chairman of the Board of Trustees of Clarkson University and Life Trustee of Northwestern University. He is a member of the Audit Committee and a member of the Governance and Nominating Committee.

  W. Roger Haughton, 52, has been Chairman of the Board of TPG since May 1998 and has been a Director and Chief Executive Officer since January 1995. Mr. Haughton was President of TPG from January 1995 until September 1998. Mr. Haughton has been Chairman of PMI Mortgage Insurance Co. ("PMI") since May 1995 and has been Chief Executive Officer and President of PMI since January 1993. Mr. Haughton joined PMI in 1985 as Vice President of Underwriting, after 16 years with Allstate Insurance Company ("Allstate"). In 1987, he was promoted to Vice President/General Manager for PMI's Central Zone, responsible for all sales and field office operations in that region. In 1989, he became Group Vice President of Insurance Operations, Claims, Underwriting and Actuarial Services departments. Mr. Haughton has a long history of active volunteerism with various affordable housing organizations, including Habitat for Humanity, and serves as chairman of the board of Social Compact. He is an Ex Officio member of the Governance and Nominating Committee

  Wayne E. Hedien, 66, has been a Director since January 1995 and was a Director of PMI between February 1983 and May 1990 and between April 1992 and January 1995. Mr. Hedien was the Chairman of the Board of Allstate Insurance Company ("Allstate") from July 1989 through December 1994 and was elected to the same position with The Allstate Corporation in March 1993 in preparation for The Allstate Corporation's initial public offering. He held a variety of senior executive positions with Allstate and its affiliates prior to his retirement from Allstate in December 1994. He is also on the board of directors of the Morgan Stanley Dean Witter Funds. He is Chair of the Governance and Nominating Committee and a member of the Compensation Committee.

  Raymond L. Ocampo Jr., 47, has been a Director since May 1999. He has been Chair of the Berkeley Center for Law & Technology since January 2000 and Executive Director of the Center from August 1997--December 1999. Before joining the Berkeley Center for Law & Technology, Mr. Ocampo was Senior Vice President, General Counsel & Secretary at Oracle Corporation, a leading Internet and software company, from September 1990 until his retirement. Mr. Ocampo joined Oracle in July 1986 and held various senior and executive positions with Oracle until his retirement in November 1996. Mr. Ocampo is a member of the boards of directors of Blackboard Entertainment Inc., HolaMujer.com (a web portal directed at Latina women in the U.S. and Latin America), Syncronex, Inc. (a workforce directory and portal), and Teamscape Corporation

(an e-learning infrastructure company). He is also on the boards of advisors of Spruce Technologies, Inc. (a DVD authoring software company), Advanced Mobile Solutions (a designer and manufacturer of peripheral products for cellular phones) and FindLaw.com (the leading legal search portal). He is a member of the Audit Committee.

  John D. Roach, 56, has been a Director since May 1997. Mr. Roach is the Chairman, President and Chief Executive Officer of Builders FirstSource, positions he has held since October 1997. Builders FirstSource, formerly known as Stonegate Resources, is an entity formed to acquire and operate companies in the building products industry. Prior to joining Builders FirstSource, Mr. Roach was the Chairman, President and Chief Executive Officer of Fibreboard Corporation, between July 1991 and July 1997. Prior to joining Fibreboard Corporation, Mr. Roach was Executive Vice President of Manville Corporation between 1988 until he left the company in July 1991. Manville Corporation is a manufacturer of building products, paperboard packaging, fiberglass and industrial minerals. Mr. Roach first joined Manville Corporation in April 1987 and served as Senior Vice President and Chief Financial Officer between 1987 until 1988. Prior to joining Manville, Mr. Roach was a strategy consultant and Vice Chairman of Braxton Associates; Vice President and Managing Director of the Strategic Management Practice for Booz, Allen, Hamilton; and Vice President and Director of the Boston Consulting Group. Mr. Roach is also on the board of directors of Morrison Knudsen Corporation. He has previously served on the boards of directors for Magma Power, Thompson PBE and the American Stock Exchange. He is Chair of the Compensation Committee.

  Dr. Kenneth T. Rosen, 51, has been a Director since January 1995 and was a Director of PMI between October 1993 and January 1995. Dr. Rosen has been a Professor of Business Administration at the Haas School of Business since July 1978, and Chairman of the Fisher Center for Real Estate and Urban Economics since 1979, each at the University of California at Berkeley. He is also President of the Rosen Consulting Group, a real estate and mortgage market consulting firm. Dr. Rosen serves as the Chief Executive Officer of Lend Lease Rosen Real Estate Securities. Dr. Rosen is also on the boards of directors of Golden West Financial Corporation and Avatar Holdings, Inc. He is a member of the Compensation Committee.

  Richard L. Thomas, 69, has been a Director since July 1996. Mr. Thomas is the retired Chairman of First Chicago NBD Corporation and its principal subsidiary, The First National Bank of Chicago. From January 1, 1992 until December 1, 1995, he was Chairman and CEO of First Chicago Corporation, after which he served as Chairman of First Chicago NBD Corporation until May 1996. Mr. Thomas is also on the boards of directors of IMC Global, Inc., The Sabre Group Holdings, Inc., Sara Lee Corporation and Unicom Corporation. He is Chair of the Audit Committee and a member of the Governance and Nominating Committee.

  Mary Lee Widener, 61, has been a Director since January 1995 and was a Director of PMI between October 1993 and January 1995. Ms. Widener has been Chief Executive Officer of Neighborhood Housing Services of America, Inc. since May 1974, and also holds the title of President. Ms. Widener has been the chairperson of the board of directors of the Federal Home Loan Bank of San Francisco since 1994, serves as vice chairperson of the board of directors of Social Compact and is a member of the board of directors of the S.H. Cowell Foundation. She is a member of the Audit Committee.

  Ronald H. Zech, 56, has been a Director since May 1998. He is currently Chairman, Chief Executive Officer and President of GATX Corporation, whose subsidiaries engage in the leasing and management of railroad cars, provide equipment and capital asset financing and related services, own and operate tank storage terminals and pipelines, engage in Great Lakes shipping, and provide distribution and logistics support services. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994. Mr. Zech previously served as President and Chief Executive Officer of GATX Capital Corporation from 1984 to 1994. Mr. Zech is also on the boards of directors of McGrath RentCorp and two of GATX Corporation's subsidiaries, General American Transportation and GATX Corporation. He is Vice Chair of the Compensation Committee.

  There are no family relationships among any of the aforementioned persons.

  Further Information Concerning the Board of Directors. The Board of Directors held five meetings during 1999. Each Director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The Board of Directors has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The members and chair of each committee are determined from time to time by the Board.

  The Audit Committee consists of Mr. Thomas, Chair, Dr. Castle, Vice Chair, Mr. Clark, Mr. Ocampo and Ms. Widener. The committee held six meetings in 1999. The committee selects a firm of independent certified public accountants to audit the books and accounts of TPG and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and costs of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the external and internal audit effort and financial reporting, and inquires into the adequacy of financial and operating controls. The committee coordinates with TPG's Compliance Officer with respect to statutory and other business ethics matters, and receives periodic reports regarding such matters from the Compliance Officer.

  The Compensation Committee consists of Mr. Roach, Chair, Mr. Zech, Vice Chair, Mr. Hedien and Dr. Rosen. The committee held four meetings in 1999. The committee makes recommendations to the Board with respect to the administration of the salaries, bonuses and other compensation to be paid to the officers and other employees of PMI and TPG and acts as administrator for The PMI Group, Inc., Equity Incentive Plan and The PMI Group, Inc., Directors' Deferred Compensation Plan. The committee also evaluates the performance of management and considers management succession and related matters.

  The Governance and Nominating Committee consists of Mr. Hedien, Chair, Mr. Clark, Mr. Thomas, and Mr. Haughton, Ex Officio. The committee held four meetings in 1999. The committee develops and monitors TPG's corporate governance practices and procedures and monitors the responsibilities of board members, in consultation with the Chairman of the Board. The committee makes periodic reports to the Board of Directors regarding TPG's governance practices. The committee assists the Board of Directors in its assessment of the Chief Executive Officer, and assists the Chairman in the annual self-assessment process for the Board of Directors. The committee advises the Board with respect to the size and composition of the Board and recommends prospective Directors to assist in creating a balance of knowledge, experience and capability on the Board. The committee reviews recommendations regarding Director compensation.

  Directors' Stock Ownership Guidelines. In order to more closely align the interest of Non-Employee Directors with those of TPG's stockholders, the Board of Directors established stock ownership guidelines for all Non-Employee Directors. The desired level of stock ownership is to be achieved over a period of five years from the date of first election as a director. Non-Employee Directors are expected to own TPG common stock that has a market value equal to a minimum of approximately $110,000, or five times such director's annual retainer fee. Stock owned for purposes of the guidelines include: (a) shares purchased in the open market or upon the exercise of options, including shares held in a retirement plan, (b) stock awarded under The PMI Group, Inc., Stock Plan For Non-Employee Directors ("Directors Plan"),
(c) TPG common stock equivalents held in The PMI Group, Inc., Director's Deferred Compensation Plan ("Director's Deferred Compensation Plan"), and (d) the market value of vested stock options which have an exercise price below the current market price for TPG common stock. As of March 31, 2000, the following Non-Employee Directors Dr. Castle, Clark, Hedien, Ocampo, Roach, Dr. Rosen, Thomas, Widener and Zech have met approximately 338%, 347%, 323%, 61%, 442%, 305%, 1998%, 267%, and 146%, respectively, of the stock ownership guidelines based on the closing price of TPG common stock on March 31, 2000 of $47.44 per share.

  Directors' Compensation and Benefits. Directors who are employees of TPG or its subsidiaries do not receive additional compensation for their services as Directors. Each Director who is not an employee of TPG or any of its subsidiaries ("Non-Employee Director") receives fees for his or her service as a Director. Each such Non-Employee Director receives an annual retainer of $22,000. The Non-Employee Director who serves as a Compensation Committee Chair receives an additional annual retainer of $6,000. The Non-Employee

Directors who serves as a Committee Chair for the Audit; and the Governance and Nominating Committees each receives an additional annual retainer of $2,000. Directors are reimbursed for reasonable expenses to attend meetings. Non-Employee Directors also receive initial and annual grants of stock options and shares of TPG Common Stock. The following table sets forth the fees and other compensation benefits paid to all Non-Employee Directors.

               Non-employee Directors' Compensation and Benefits
-------------------------------------------------------------------------------

                          Annual  Initial Grant of Annual Grant of Annual Grant of
                         Retainer    TPG Stock        TPG Stock      TPG Common
                         Fees/1/     Options/2/      Options/3/       Shares/4/
----------------------------------------------------------------------------------
Board Members........... $22,000    6,000 shares    3,750 shares     450 shares
Chair: Compensation
 Committee.............. $ 6,000        N/A              N/A             N/A
Chair: Audit; and
 Governance and......... $ 2,000        N/A              N/A             N/A
Nominating Committees

-------------------------------------------------------------------------------
/1/ Under the Directors' Deferred Compensation Plan, each Non-Employee Director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of TPG's common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of common stock, including reinvestment of any dividends. At the time when a Director makes a deferral election, he or she also must elect the time and method for payment of the deferred amounts. Phantom shares of TPG's common stock will be paid in cash.

/2/ Granted in the initial year as a Director, the shares are prorated (based on months of services between June 1 and May 31) and are awarded as soon as administratively practicable after the Director joins the Board. The stock option vests in three equal installments on the first, second and third anniversaries of the grant. The exercise price is equal to 100 percent of the fair market value on the date of grant.

/3/ Stock options are granted as of the first business day in June of each year
    (assuming that he or she remains an eligible Non-Employee Director). The exercise price of each such option is equal to 100 percent of the fair market value on the date of grant of the shares covered by the option. The options granted become exercisable on the first anniversary of the grant date. All options granted to Non-Employee Directors have a term of not greater than 10 years from the date of grant. If a Director terminates service on the Board prior to an option's normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

/4/ Granted for each full year of service, prorated for service of less than one year. Shares are awarded as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). Each Non-Employee Director may receive only one award of common stock during any calendar year. The number of shares awarded to any Non-Employee Director will be reduced as necessary so that the fair market value of the shares on the date of award does not exceed $30,000. The Directors Plan also provides for an annual cash payment to each Non-Employee Director in an amount equal to the estimated tax liability on the award of common stock, including taxes payable on the amount of the tax cash payment.
-------------------------------------------------------------------------------

                         Security Ownership of Certain
                       Beneficial Owners and Management

  The following table sets forth, as of March 31, 2000, unless otherwise noted, certain stock ownership information regarding all stockholders known by TPG to be the beneficial owners of five percent or more of TPG's common stock, each nominee and current Director of TPG, and each Named Executive Officer listed in the 1999 Summary Compensation Table herein, and all Directors, nominees and Executive Officers as a group. For purposes of this table, a beneficial owner is generally any person or entity that directly, indirectly, or through a family relationship has or shares the power to vote or direct the vote of the shares, has the power to trade or dispose of the shares, or has the right to acquire the ownership of any shares at any time within 60 days of March 31, 2000, through the exercise of any option, warrant, right, or convertible security.

                        Common Stock Beneficially Owned

                                                                      Percentage
                                                            Number of     of
     Beneficial Owner                                        Shares    Class/1/
     ----------------                                       --------- ----------
     AXA Financial, Inc./2/ ..............................  5,444,372   12.34%
     1290 Avenue of the Americas
     New York, NY 10104

     Capital Guardian Trust Company/3/ ...................  4,089,600    9.27%
     111000 Santa Monica Boulevard
     Los Angeles, CA 90025-3384

     Wallace Weitz & Company/4/ ..........................  2,874,800    6.52%
     1125 South 103rd Street, Suite 600
     Omaha, Nebraska 68124-6008

     FMR Corporation/5/ ..................................  2,634,910    5.97%
     82 Devonshire Street
     Boston, MA 02109

     Barclays Global Investors NA/6/ .....................  2,466,854    5.59%
     45 Fremont Street
     San Francisco, CA 94105

     Directors and Nominees
     ----------------------
     Dr. James C. Castle/7/ ..............................     10,850       *
     Donald C. Clark/8/ ..................................     12,300       *
     W. Roger Haughton/9/ ................................    212,295       *
     Wayne E. Hedien/10/ .................................     14,225       *
     Raymond L. Ocampo Jr./11/ ...........................      2,450       *
     John D. Roach/12/ ...................................     13,100       *
     Dr. Kenneth T. Rosen/13/ ............................     12,425       *
     Richard L. Thomas/14/ ...............................     51,575       *
     Mary Lee Widener/15/ ................................     12,925       *
     Ronald H. Zech/16/ ..................................      3,900       *

     Other Executive Officers
     ------------------------
     L. Stephen Smith/17/ ................................    112,772       *
     Claude J. Seaman/18/ ................................     54,543       *
     John M. Lorenzen, Jr./19/ ...........................     84,321       *
     Bradley M. Shuster/20/ ..............................     28,315       *
     Thomas C. Brown/21/ .................................     14,511       *

     All Directors, Nominees and Executive Officers as a
      group (18 persons including those named above)/22./.    711,877    1.61%

--------
 *   Less than 1%
 /1/ As of March 31, 2000, there were outstanding 44,104,242 shares of common stock, the only class of voting stock of TPG.
 /2/ Based on Amendment No. 6 to Schedule 13G filed with the Securities and
     Exchange Commission (the "SEC") on February 14, 2000,AXA Financial, Inc., ("AXA") held sole voting power as to 1,058,552 of such shares, held shared voting power as to 4,233,120 of such shares, held sole dispositive power as to 4,962,622 of such shares, held shared dispositive power as to 481,750 of such shares and pursuant to a joint filing agreement among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D., ASA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, the parties as a group beneficially owned 5,444,372 of such shares.
 /3/ Based on Amendment No. 1 to Schedule 13G filed with the SEC on February
     11, 2000, Capital Group International, Inc., ("Capital Group") held sole voting power as to 3,459,000 of such shares and held sole dispositive power as to 4,089,600 of such shares. According to the filing, Capital Group had no shared voting or shared dispositive power over such shares.
 /4/ Based on Schedule 13G filed with the SEC on February 4, 2000, Wallace R.
     Weitz & Company ("Wallace") held sole voting and sole dispositive power as to 2,874,800 of such shares. Wallace had no shared voting or shared dispositive power over such shares.
 /5/ Based on Amendment No. 5 to Schedule 13G filed with the SEC on February
     14, 2000, FMR Corporation ("FMR"), held sole voting power over 94,300 of such shares and held sole dispositive power as to 2,634,910 of such shares. According to the filing, FMR had no shared voting or shared dispositive power over such shares
 /6/ Based on Schedule 13G filed with the SEC on February 14, 2000, Barclays
     Global Investors, N.A., ("Barclays") held sole voting power as to 2,210,522 of such shares and held shared dispositive power as to 2,466,854 of such shares. According to the filing, Barclays had not share voting power or shared dispositive power over such shares.
 /7/ Includes 5,600 shares and options to purchase 5,250 shares of common stock exercisable within 60 days of March 31, 2000. Does not include 1,593 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to The PMI Group, Inc., Directors' Deferred Compensation Plan. ("Directors' Deferred Compensation Plan").
 /8/ Includes 3,300 shares and options to purchase 9,000 shares of common stock exercisable within 60 days of March 31, 2000. Does not include 2,487 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
 /9/ Includes 18,953 shares, options to purchase 188,716 shares of common stock exercisable within 60 days of March 31, 2000, 4,312 shares of common stock deemed owned under The PMI Group, Inc. Savings and Profit-Sharing Plan (the "401(k) Plan"), and 314 shares of common stock deemed owned under The PMI Group, Inc., Employee Stock Purchase Plan (the "ESPP"). Does not include 9,890 shares of common stock equivalents arising from the officer's election to defer payment of compensation pursuant to The PMI Group, Inc., Officer Deferred Compensation Plan ("Officer Deferred Compensation Plan").
/10/ Includes 5,225 shares and options to purchase 9,000 shares of common stock exercisable within 60 days of March 31, 2000.
/11/ Includes 450 shares, options to purchase 2,000 shares of common stock exercisable within 60 days of March 31, 2000. Does not include 560 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/12/ Includes 7,850 shares and options to purchase 5,250 shares of common stock exercisable within 60 days of March 31, 2000. Does not include 1,745 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/13/ Includes 3,425 shares and options to purchase 9,000 shares of common stock exercisable within 60 days of March 31, 2000. Does not include 1,395 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/14/ Includes 42,950 shares and option to purchase 8,625 shares of common stock exercisable within 60 days of March 31, 2000. Does not include 1,383 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan and does not include 6,000 shares of common stock held by the Thomas Family Limited Partnership, in which Mr. Thomas has a 2.5% ownership interest.
/15/ Includes 3,925 shares and options to purchase 9,000 shares of common stock exercisable within 60 days of March 31, 2000.
/16/ Includes 2,400 shares and options to purchase 1,500 shares of common stock exercisable within 60 days of March 31, 2000. Does not include 995 shares of common stock equivalents arising from the election to defer payment of Director's fees pursuant to the Directors' Deferred Compensation Plan.
/17/ Includes 13,001 shares, options to purchase 88,557 shares of common stock exercisable within 60 days of March 31, 2000, 11,034 shares of common stock deemed owned under the 401(k) Plan, and 180 shares of common stock deemed owned under the ESPP.
/18/ Includes 2,470 shares, options to purchase 51,489 shares of common stock exercisable within 60 days of March 31, 2000, and 584 shares of common stock deemed owned under the 401(k) Plan. Does not include 10,404 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
/19/ Includes 3,930 shares, options to purchase 79,652 shares of common stock exercisable within 60 days of March 31, 2000, 353 shares of common stock deemed owned under the 401(k) Plan, and 386 shares of common stock deemed owned under the ESPP. Does not include 2,745 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
/20/ Includes 1,711 shares, options to purchase 25,584 shares of common stock exercisable within 60 days of March 31, 2000, 288 shares of common stock deemed owned under the 401(k) Plan, and 732 shares of common stock deemed owned under the ESPP. Does not include 5,540 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan.
/21/ Includes 2,421 shares, options to purchase 5,494 shares of common stock and 4,500 performance shares exercisable within 60 days of March 31, 2000; 1,364 shares of common stock deemed owned under the 401(k) Plan, and 732 shares of common stock deemed owned under the ESPP.
/22/ Includes 131,186 shares, options to purchase 558,756 shares of common stock exercisable within 60 days of March 31, 2000 and 19,059 shares of common stock deemed owned under the 401(k) Plan. Does not include 46,985 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the Officer Deferred Compensation Plan or the Directors' Deferred Compensation Plan.

Executive Compensation. Except as otherwise indicated, the following Summary Compensation Table sets forth information on compensation for the last three years for the Chief Executive Officer and for each of the four most highly compensated executive officers (collectively the "Named Executive Officers") of TPG.

                          Summary Compensation Table
-------------------------------------------------------------------------------

                          Annual Compensation          Long-Term Compensation
                         ---------------------- ------------------------------------
                                                        Awards
                                                ----------------------
                                                Restricted Securities
Name and Principal                                Stock    Underlying      LTIP         All Other
Position                 Year  Salary  Bonus/1/   Awards   Options (#) Payouts/2/($) Compensation/3/
----------------------------------------------------------------------------------------------------
W. Roger Haughton....... 1999 $550,000 $577,766  $     0     80,250      $430,124       $102,083
 Chairman of the Board
  and                    1998  500,000  509,500        0     72,596       116,315          7,500
 Chief Executive Officer 1997  451,002  203,267        0     33,750             0          6,660

L. Stephen Smith........ 1999  339,000  311,600        0     40,951       176,142          9,100
 President and           1998  285,000  245,672        0     32,883        49,837          7,500
 Chief Operating Officer 1997  211,656   89,910        0     13,800             0          6,660

Claude J. Seaman........ 1999  265,000  226,182        0     26,400       119,819        109,111
 Group Executive Vice    1998  231,666  206,535        0     25,089        33,239          7,500
 President Strategic     1997  188,510   67,969        0      9,451             0          6,660
 Investments

John M. Lorenzen, Jr.... 1999  250,008 213, 380        0     25,501       167,761         34,725
 Executive Vice
  President,             1998  240,000  202,320        0     26,138        47,085          7,500
 Chief Financial Officer 1997  211,101   85,629        0     12,900             0          6,660

Bradley M. Shuster...... 1999  240,000  199,537        0     23,700        72,707         63,670
 Executive Vice
  President              1998  215,000  143,405        0     17,936        32,250          7,500
 Corporate Development   1997  163,280   66,606        0      6,150             0          6,660

Thomas C. Brown/4/ ..... 1999  265,000  226,182        0     25,200             0          9,100
 Executive Vice
  President              1998  255,000  171,705        0     19,761             0          7,500
 Field Operations        1997  204,000   42,000  141,900     10,501             0              0

-------------------------------------------------------------------------------
Note: Executives also receive financial planning assistance, automobile allowance and reimbursed parking, but such amounts did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of each executive.

/1/ Bonus amounts shown for 1999 were earned during 1999 and paid in 2000.

/2/ Represents payout of performance shares awarded under the Equity Incentive
    Plan. Amounts shown for 1999 vested upon the achievement of certain corporate goals for the three-year performance cycle 1997-1999. Messrs. Haughton, Smith, Seaman, Lorenzen, and Shuster received 11,394; 4,666; 3,174; 4,444; and 1,926 shares, respectively, of TPG common stock valued at $37.75 per share on February 17, 2000, the date of vesting.

/3/ Represents employer-matching contributions to each of the Named Executive
    Officer's account under The PMI Group, Inc. Savings and Profit-Sharing Plan, a "401(k)" Plan, and a matching contribution under The PMI Group, Inc. Officer Deferred Compensation Plan to the accounts of Messrs. Haughton, Seaman, Lorenzen, and Shuster of 1,905; 2,049; 525; and 1,118 shares, respectively, of TPG phantom stock units valued at $48.81 per share, the closing price of TPG common stock on December 31, 1999.

/4/ Mr. Brown resigned from TPG on November 30, 1999 and in connection therewith, relinquished his executive officer position effective November 30, 1999. See "Agreement With Mr. Brown", below.
-------------------------------------------------------------------------------

  Option Grants. The following table is a summary of all TPG stock options granted to the Named Executive Officers during 1999. Individual grants are listed separately for each Named Executive Officer. TPG has not granted any SARs. All option information has been adjusted to reflect the Company's 3-for-2 stock split on August 16, 1999.

                             Option Grants in 1999
-------------------------------------------------------------------------------

                                                                        Potential Realizable Value
                         Number of    % of Total                          at Assumed annual Rates
                           Shares      Options                           of Stock Appreciation for
                         Underlying Granted to all Exercise                   Option Term/3/
                          Options    Employees in    Price   Expiration ---------------------------
Name                     Granted/1/ Fiscal Year/2/ ($/share)    Date        5%($)        10%($)
---------------------------------------------------------------------------------------------------
W. Roger Haughton.......   80,250        13.7%      $28.67    02/18/09  $   1,446,774 $   3,666,409
L. Stephen Smith........   40,951         7.0        28.67    02/18/09        738,278     1,870,942
Claude J. Seaman........   26,400         4.5        28.67    02/18/09        475,948     1,206,146
John M. Lorenzen, Jr....   25,501         4.3        28.67    02/18/09        459,741     1,165,073
Bradley M. Shuster......   23,700         4.0        28.67    02/18/09        427,272     1,082,790
Thomas C. Brown/4/ .....   25,200         4.3        28.67    02/18/09        454,314     1,151,321

-------------------------------------------------------------------------------
/1/ The options have a per share exercise price equal to the fair market value of a share of common stock on the grant date and vest in three equal installments on the first, second and third anniversaries of the grant. The required exercise price and tax withholding may be paid in cash and/or shares of common stock that would otherwise have been received on exercise.
/2/ Represents percentage of total options to purchase common stock granted under The PMI Group, Inc. Equity Incentive Plan ("Equity Incentive Plan") to employees of TPG and its subsidiaries during 1999.
/3/ Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of TPG's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.
/4/  See "Agreement With Mr. Brown", below.

-------------------------------------------------------------------------------
  The following table shows the number of shares acquired on the exercise of stock options, value realized on the exercise of options, underlying unexercised options and the value of options outstanding as of December 31, 1999 for each of the Named Executive Officers. TPG has not granted any SARs.

                              Options Outstanding
-------------------------------------------------------------------------------

                                                 Number of Securities
                                                      Underlying            Value of Unexercised
                          Shares                  Unexercised Options       In-the-money Options
                         Acquired                At Fiscal Year-end(#)   at Fiscal Year End ($) /1/
                            on       Value     ------------------------- -----------------------------
Name                     Exercise Realized ($) Exercisable Unexercisable Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------
W. Roger Haughton.......       0    $      0     141,517      154,898    $   3,001,283   $   1,865,051
L. Stephen Smith........       0    $      0      66,347       74,473        1,415,714         931,259
Claude J. Seaman........  19,575    $515,600      36,175       51,277          712,618         607,674
John M. Lorenzen, Jr....       0    $      0      63,265       52,352        1,356,154         606,018
Bradley M. Shuster......       0    $      0      13,392       41,484          182,801         529,298
Thomas C. Brown/2/ .....       0    $      0           0       10,987                0          17,463

-------------------------------------------------------------------------------
1 Value is based on the closing price of TPG common stock on the New York Stock Exchange on December 31, 1999 of $48.81 per share, less the exercise price of the option.
2  See "Agreement With Mr. Brown", below.

-------------------------------------------------------------------------------

  Long-Term Incentive Plan Awards. No performance share awards or any other long-term incentive plan awards, except for stock option grants, were made to the Named Executive Officers during 1999.

  Agreement With Mr. Brown. In connection with Mr. Brown's resignation, he and TPG entered into an employment agreement ("Agreement") pursuant to which his employment relationship with TPG was restructured. Under the Agreement, Mr. Brown relinquished his position as Executive Vice President of Field Operations of TPG effective November 30, 1999 and resigned all other officer and director positions with TPG and it's affiliates.

  Under the Agreement, Mr. Brown will provide services to TPG and its affiliates at the discretion of the President and Chief Operating Officer. He will be paid $22,083 per month until November 30, 2000 at which time his employment with TPG will terminate, subject to earlier termination. TPG's payment to Mr. Brown will be reduced or terminated in the event he is paid or entitled to receive payment for any other employment or consulting activity he may undertake for certain periods prior to November 30, 2000. During his employment, Mr. Brown will remain eligible to participate in most of the Company's employee benefit programs and will receive a monthly car allowance, however, Mr. Brown will not be eligible to participate in the Equity Incentive Plan and the annual Bonus Incentive Plan. Mr. Brown received $226,182 as a bonus in February 2000 in accordance with the terms of the annual Bonus Incentive Plan for the 1999 performance year. Mr. Brown will be entitled to receive 4,500 performance shares vesting on May 30, 2000 and an additional 4,500 performance shares vesting on December 7, 2000, provided he is an employee of TPG on each vesting date and/or is in compliance with the other terms of the Agreement. Mr. Brown will also have up to 90 days after termination of his employment with TPG to exercise any vested stock options covering 5,494 shares (scheduled to vest on May 30, 2000) and an additional 5,493 shares (scheduled to vest on December 7, 2000) all of which were granted to him on February 12, 1998, provided, however, that he is an employee on each vesting date and/or is in compliance with the other terms of the Agreement, including those listed above. All other awards to Mr. Brown under the Equity Incentive Plan have terminated.

  Change of Control Arrangements. The Equity Incentive Plan provides that upon a Change of Control (as defined below with respect to the Employment Agreements), all outstanding stock options and restricted stock awards will become 100% vested and immediately exercisable, and all performance units and shares will be deemed earned and become immediately payable, including target awards which will vest as to 100% of the target amount. Pursuant to the terms of the Officer Deferred Compensation Plan, upon a Change of Control (defined as described below) with respect to the Employment Agreements), a participant's deferred compensation account will be distributed immediately in a lump sum, including any Company contributions which are distributable in shares of Common Stock.

  TPG has also entered into Change of Control Employment Agreements ("Employment Agreements") with certain senior officers of TPG, including Messrs. Haughton, Smith, Seaman, Lorenzen, and Shuster (the "Executives"), each Employment Agreement originally dated as of February 12, 1998. TPG believes it is imperative to be able to maintain a stable and competent management base, and that the continued success of TPG depends, to a significant degree, on the skills and competence of its senior officers. The Employment Agreements are intended to assure that TPG will have the continued dedication of its senior officers by diminishing the inevitable distraction of such officers by virtue of the personal uncertainties and risks arising from the possibility, threat or occurrence of a change of control of TPG. Generally, severance benefits will be triggered under the Employment Agreements if a change of control occurs and the Executive's employment is terminated (a) by the Executive for "Good Reason" or (b) by TPG other than for "Cause," Death or "Disability" (as defined in the Employment Agreements) during the three year period following a Change of Control. Under the Employment Agreements, "Change of Control," generally means (a) the acquisition by any individual, entity or group of 20% or more of the then outstanding shares of common stock of TPG (excluding acquisition directly from TPG, or by any employee benefit plan sponsored or maintained by TPG); (b) the current board members cease to constitute at least a majority of the board;
(c) consummation by TPG of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of TPG or the acquisition of assets of another entity unless, following such business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or (d) approval by the stockholders of TPG of a complete liquidation or dissolution of TPG. Payments and benefits include: a lump-sum cash payment equal to up to three times (depending on the senior officer involved) base salary and target incentive bonus; plus an amount equal to the difference between the aggregate benefit under the Retirement Plan and the Supplemental Employee Retirement Plan benefit which the Executive would have accrued (whether or not vested) had the Executive's employment continued for up to three years (depending on the senior officer involved) after the date of termination, and the actual vested benefit under such plans as of the date of the Executive's termination of employment; continuation of welfare benefit plan coverage for up to three years (depending on the senior officer involved); and outplacement services. Under certain circumstances, a portion of the present value of the benefits payable under the Employment Agreement or upon the acceleration of the vesting of all outstanding stock options, restricted stock and performance shares could be subject to a 20% excise tax under the Internal Revenue Code and be nondeductible by TPG. TPG has agreed, subject to limited exceptions, to reimburse the Executives for any such excise taxes, together with any additional excise or income taxes resulting from such reimbursement.

  Executive Officer Stock Ownership Guidelines. The Compensation Committee of the Board of Directors established stock ownership guidelines for TPG's senior executive officers. The desired level of stock ownership is to be achieved over a period of five years from the date of becoming an executive officer. Executive officers are expected to own TPG common stock which has a market value equal to a minimum range from one to three times such executive's annual base salary. Stock owned for purposes of the guidelines include: (a) shares purchased in the open market, or upon the exercise of options; (b) shares held in a retirement plan, including TPG common stock fund units held under The PMI Group, Inc., Savings and Profit-Sharing Plan ("401(k) plan"); (c) restricted stock awarded under the Equity Incentive Plan; (d) TPG common stock equivalents held in the Officer Deferred Compensation Plan, and (e) the market value of vested stock options which have an exercise price below the current market price for TPG common stock. As of March 31, 2000, Messrs. Haughton, Smith, Seaman, Lorenzen, and Shuster have met approximately 363%, 310%, 366%, 444%, and 184%, respectively, of the stock ownership guidelines based on the closing price of TPG common stock on March 31, 2000 of $47.44 per share.

  General Compensation and Benefit Plans. The Named Executive Officers participate in certain stock option, retirement and profit-sharing plans sponsored by TPG, some of which are intended to qualify for tax-favored treatment under the Internal Revenue Code, as amended ("Code"). These plans include the Equity Incentive Plan; The PMI Group, Inc. Retirement Plan ("Retirement Plan"), a defined benefit pension plan intended to qualify under
Section 401(a) of the Code; and The PMI Group, Inc. Supplemental Employee Retirement Plan ("SERP"), a nonqualified plan designed to provide benefits in excess of those permitted to be provided under the Retirement Plan because of the Code limitations described below. The Named Executive Officers are eligible to participate in the Officer Deferred Compensation Plan, which permits each participant to elect to defer receipt of part or all of his or her eligible compensation on a pre-tax basis. Under the Officer Deferred Compensation Plan, TPG makes a matching contribution for each participant equal to 25% of the amount a participant has deferred into the TPG common stock equivalent fund. The matching contribution is made in TPG common stock equivalents and vests after three-years, except in the event of a change of control, in which case the vesting is automatic. In addition, the Named Executive Officers are eligible to participate in the 401(k) Plan, a defined contribution plan intended to qualify under Section 401(a) of the Code. TPG also makes matching and discretionary matching contributions to the 401(k) Plan.

  The pension benefit under the Retirement Plan and SERP is based on the executive's average of his or her five highest consecutive years' compensation in the last 10 years of service. Credited service under the Retirement Plan includes only service after the completion of TPG's initial public offering in April 1995 (up to a maximum of 35 years). Credited service for the SERP includes all service with TPG; Sears, Roebuck and Co.; and Allstate Insurance Company. Benefits are computed on a straight-line annuity basis and are not subject to deduction for Social Security or other offset amounts.

  Compensation under the Retirement Plan and SERP is based upon the total annual cash compensation paid to the participant (not to exceed $160,000 for 1999, as limited by the Code) for services rendered to PMI and its affiliates, including pre-tax deferrals, but excluding items such as certain incentive and long-term executive compensation plan awards, the value of stock awards and employer contributions to profit sharing plans. Covered compensation under the Retirement Plan in 1999 (without Code limitations) was $1,059,500; $582,338; $469,864; $452,328; and $381,321 for Messrs. Haughton, Smith, Seaman, Lorenzen, and Shuster, respectively. As of December 31, 1999, Messrs. Haughton, Smith, Seaman, Lorenzen, and Shuster had approximately 30, 23, 24, 15, and 4 years of credited service, respectively, under the SERP. Messrs. Haughton, Smith, Seaman, and Lorenzen each had 4.667 years of credited service under the Retirement Plan. Mr. Shuster had 4.417 years of credited service under the Retirement Plan.

  The following table indicates the annual benefits the Named Executive Officers would receive at their normal retirement date if they continue as TPG employees at the specified levels of compensation and for the years of credited service under the combined formulas of the Retirement Plan and the SERP.

                              Pension Plan Table
-------------------------------------------------------------------------------

 REMUNERATION                        YEARS OF SERVICE
 ------------    ------------------------------------------------------------------------
                    15             20             25             30             35
                 --------       --------       --------       --------       ---------
 $  300,000      $ 95,000       $127,000       $159,000       $191,000       $ 223,000
    400,000       128,000        171,000        214,000        257,000         300,000
    500,000       161,000        215,000        269,000        323,000         377,000
    600,000       194,000        259,000        324,000        389,000         454,000
    700,000       227,000        303,000        379,000        455,000         531,000
    800,000       260,000        347,000        434,000        521,000         608,000
    900,000       293,000        391,000        489,000        587,000         685,000
  1,000,000       326,000        435,000        544,000        653,000         762,000
  1,100,000       359,000        479,000        599,000        719,000         839,000
  1,200,000       392,000        523,000        654,000        785,000         916,000
  1,300,000       425,000        567,000        709,000        851,000         993,000
  1,400,000       458,000        611,000        764,000        917,000       1,070,000
  1,500,000       491,000        655,000        819,000        983,000       1,147,000

--------
Note: Assumes age 65 normal retirement. Amounts represent total annual benefit payable under both the Retirement Plan and the SERP. The amount shown is for a single life annuity. If another form of benefit is elected, such as a joint and survivor annuity, the benefit amount will be lower.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The following Report of the Compensation Committee on Executive Compensation and related disclosure, including the following Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent TPG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  This report is provided by the Compensation Committee (the "Committee") of the Board of Directors to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of TPG's Chief Executive Officer and other senior officers of TPG.

  As members of the Committee, it is our responsibility to review and to recommend to the Board of Directors the compensation levels of the Chief Executive Officer and other senior officers of TPG, to evaluate the performance of management and to consider management succession and related matters.

  The Committee is composed of independent, non-employee members of the Board of Directors who are not eligible to participate in any of the executive compensation programs of TPG. The Committee met four times in 1999 The Committee sets the overall compensation principles of TPG and reviews the entire program at least annually for its effectiveness. Every two years, the Committee conducts a comprehensive review of TPG's compensation philosophy, policies and programs for its executive officers. The purpose of this review is to ascertain whether TPG's total compensation program remains competitive to attract, retain and motivate skilled executives who are capable of developing and implementing a business strategy designed to build stockholder value. The most recent comprehensive review occurred in 1998.

  The Committee's 1999 compensation actions and policies were based on recommendations on TPG executive compensation practices from Hewitt Associates LLC, an outside consulting firm that specializes in executive compensation, internally generated information, comparative pay practice data, and its own review of the status of the executive compensation program that was adopted by TPG in 1996. As a result of its comprehensive review, the Committee implemented changes to increase the percentage of pay that can be earned under the annual and long-term incentive compensation programs. To seek to better align the executive's interests with those of the Company's stockholders, the Committee also increased the number of shares subject to stock option grants in lieu of awarding performance shares. Finally, based on the results of the study, the Committee implemented base salary increases that averaged 6.2% for the Named Executive Officers (excluding the Chief Executive Officer) referenced in the Summary Compensation Table.

  Compensation Philosophy. TPG's compensation philosophy is to tie total compensation for executives closely to the creation of stockholder value. TPG seeks to pay its executives at competitive levels based on the scope of responsibility applicable to each position. This philosophy is supported through competitive base salaries, annual and long-term incentives. TPG's competitors for executive talent are not necessarily the same companies that would be included in an industry index established to compare stockholder returns because TPG requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not necessarily limited to those contained in the industry group index used in the performance comparison graph included in this Proxy Statement.

  Base salary levels are defined as the median (50th percentile) level among companies for which TPG competes for executive talent. The Committee makes recommendations to the Board with respect to the base salaries of the CEO, the President, Executive Vice Presidents, and any officer who is to receive a base salary of $200,000 or more, and such salaries are set annually by the Board.

  Annual incentive awards are designed to focus management employees on key financial measures that promote stockholder value through prudent growth and profitability and is designed to provide market median levels of compensation for job performance. For example, the 1999 annual incentive award paid cash amounts tied to specific financial measures supporting continued growth, profitability and increased stockholder value. The Committee approves the targets and TPG performance measures shortly after the beginning of each fiscal year. The Committee certifies annually that awards payable as annual incentives correspond to performance goals and the target level established at the beginning of the year. TPG's independent auditors perform certain agreed-upon incentive compensation recomputation procedures and issue a report to the Committee of their results.

  Long-term incentives (generally stock options) reward top management for increasing stockholder value and are designed to develop stock ownership among key executives. Long-term incentives seek to better align the executive's interest with those of the stockholders and are targeted to position TPG's executives competitively between the 50th and 75th percentile of TPG's peer group. TPG's focus on stockholder value creation is further supported by TPG's policy for stock ownership levels for senior executives. Stock options are awarded on an annual basis to executives and non-executive officers and key employees of the Company and its affiliates. Long-term incentive awards are made under TPG's Equity Incentive Plan

  The Committee also considers whether compensation paid to TPG's senior executives will be fully tax deductible to TPG. Section 162(m) of the Internal Revenue Code, as amended (the "Code"), contains special rules regarding the federal income tax deductibility of compensation paid to the CEO and to each of the other four most highly compensated Named Executive Officers. The general rule is that annual compensation paid to any of these executives will be deductible only to the extent that it does not exceed $1,000,000 or qualifies as "performance-based" compensation under Section 162(m). The Committee has adopted a policy with respect to Section 162(m) which is designed to ensure the compensation program continues to meet all the current tests required for compensation to be deductible for federal income tax purposes. The Committee has the discretion to make nondeductible awards, to the extent consistent with TPG's best interest, to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on TPG.

  Base Salaries. In 1999, the Committee recommended increased salaries of Mr. Haughton and other executive officers to reflect its philosophy of pay for performance. In 1999, Mr. Haughton's salary was increased from $500,000 to $550,000. This increase was intended to make Mr. Haughton's salary competitive with those companies with whom TPG compares itself and recognized the record operating results in 1998.

  Annual Incentives. The 1999 annual incentive award was based upon satisfactory performance of four TPG performance measures, which include net operating earnings per share growth, primary insurance in force, market share and the percentage of pre-tax non-operating profits projected for 2000 from strategic diversification activities. Each factor was weighed equally. No payouts are made as an annual incentive award unless TPG earns a threshold return on average equity level that is at least four percentage points above the 10-year U.S. Treasury bond yield for the year. The 1999 annual incentive awards for the executive officers were based solely on achieving the four TPG performance measures.

  For 1999, Mr. Haughton's annual incentive award was based on the four TPG performance measures. For 1999, Mr. Haughton received an annual incentive award of $577,766, representing approximately 105 percent of his base salary.

  Long-Term Incentives. During 1999, executive officers received an annual award of stock options that vest in three equal installments on the first, second and third anniversaries of the grant. All stock options granted during 1999 have a per share exercise price equal to 100 percent of the fair market value of a share of common stock on the grant date, with a maximum term of up to 10 years. Performance shares, which are granted only to Senior Vice Presidents and above, are earned based on TPG's performance against certain financial measures over a three-year period. Performance shares are payable in shares of stock or cash, as determined by the Committee. No performance share grants were made in 1999. In 1999, Mr. Haughton received a performance share payout of 2,705 shares of common stock, representing approximately 64.4 percent of his Target Award established in 1996. The other executives received the same percentage payout of performance shares. The performance share payout was based on the performance goals established for the three-year cycle and were based on the average annual increase in net operating income per share for the performance cycle and achievement of a threshold return on average equity level that is at least four percentage points above the 10-year U.S. Treasury bond yield for the year.

  In accordance with the Equity Incentive Plan and in connection with the compensation levels approved by the Committee for key executives, in 1999, Mr. Haughton was granted a stock option covering 80,250 shares in consideration of his role and importance to TPG and to strongly align him with stockholder objectives. The stock option granted to Mr. Haughton give him the right to buy 80,250 shares of TPG common stock, and vests in three equal installments on the first, second and third anniversaries of the date of grant. The stock option has an exercise price of $28.66 per share (100 percent of the fair market value on the date of grant), with a maximum term of 10 years.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  JOHN D. ROACH, CHAIR
  RONALD H. ZECH, VICE CHAIR
  WAYNE E. HEDIEN
  DR. KENNETH T. ROSEN

Performance Graph

  The graph shown below compares the cumulative total stockholder return for TPG's common stock since its initial public offering on April 10, 1995 with that of the Standard & Poor's 500 Index, the Russell 1000 Financial Services Index, and the Mortgage Insurance Company Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly. The total stockholders' returns are not necessarily indicative of future returns.

               Comparison of The PMI Group, Inc. and Benchmarks
                              TOTAL RETURN INDEX


                    Total Return* and Total Rate of Return

                         -----------------------------------------------------
                          3/9/95  12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
------------------------------------------------------------------------------
  S&P 500                 100.00   121.79   149.76   199.73   256.81   310.87
------------------------------------------
  Total Rate of
   Return 210.87%
------------------------------------------------------------------------------
  The PMI Group, Inc.       N/A    121.88   149.79   196.27   134.47   200.16
------------------------------------------
  Total Rate of
   Return 100.16%
------------------------------------------------------------------------------
  Russell 1000 Financial
   Services               100.00   131.19   175.90   264.11   290.54   299.42
------------------------------------------
  Total Rate of
   Return 199.42%
------------------------------------------------------------------------------
  MI Index                  N/A    100.00   137.46   230.45   148.73   201.80
------------------------------------------
  Total Rate of
   Return 101.80%
------------------------------------------------------------------------------

Note: These numbers represent an index of total return performance of TPG's common stock vs. the S&P 500, Russell 1000 Financial Services and the Mortgage Insurance Company (which includes Radian Group, Inc., MGIC Investment Corporation and Triad Guaranty, Inc.) indices using the starting date of 3/31/95 with a value of 100. For TPG, the starting date (value of 100) was April 10, 1995, the date of its initial public offering.

*Total Return = Capital Appreciation + Dividend Income for the period 4/30/95-12/31/99

-------------------------------------------------------------------------------

Compensation Committee
Interlocks and
Insider Participation

  The Compensation Committee is comprised solely of outside Directors. The Compensation Committee of the Board of Directors consists of Messrs. Roach, Chair, Zech, Vice Chair, Hedien, and Dr. Rosen. No executive officer of TPG served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING
COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires TPG's Directors and executive officers, and persons who own more than 10 percent of TPG's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish TPG with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of these Form 3, 4 and 5 reports received by TPG, and certain written representations received from TPG's directors and executive officers, TPG believes that, during 1999, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

  None.

ITEM 2: RATIFICATION OF
APPOINTMENT OF INDEPENDENT
AUDITORS

  The Board of Directors has appointed Ernst & Young LLP as independent public auditors to audit the financial statements of TPG for 2000. During 1999, Deloitte & Touche LLP audited the financial statements of TPG. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. This proposal is presented to the stockholders in order to permit them to participate in the selection of TPG's auditors. For approval, a majority of shares present and entitled to vote must be voted "for" this Item. Abstentions will be counted as shares present at the meeting and will have the effect of a vote against this Item. Broker non-votes will not be counted as shares voted and will have no effect on the outcome of the vote. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors of TPG will consider the appointment of other auditors. Ernst & Young LLP will also perform internal audit and tax related services in 2000.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP.

Other Matters

  The Board of Directors does not know of any matters to be acted upon at the Annual Meeting of Stockholders except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the Annual Meeting of Stockholders, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies in consultation with the Board of Directors.

Stockholder Proposals
for 2001 Annual Meeting

  Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of TPG's Bylaws and the proxy rules promulgated by the Securities and Exchange Commission. Proposals of stockholders intended for presentation at the 2001 Annual Meeting must be received by TPG for inclusion in its Proxy Statement and form of Proxy relating to that meeting by December 22, 2000. Such proposals should be sent in writing by certified mail to the Secretary of TPG at 601 Montgomery Street, San Francisco, California 94111. Faxed proposals will not be accepted.

  Stockholders whose proposals are not included in the Proxy Statement and form of Proxy, but who still intend to submit a proposal at an Annual Meeting, and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify TPG of their proposals or nominations and to provide certain other information, in accordance with TPG's Bylaws, not before January 20, 2001, nor later than February 18, 2001, to be timely for consideration at the 2001 Annual Meeting. Such proposals and nominations should be sent in writing by certified mail to TPG's Secretary at 601 Montgomery Street, San Francisco, California 94111. Faxed proposals or nominations will not be accepted.


                                          /s/ Victor J. Bacigalupi
                                          Victor J. Bacigalupi
                                          Executive Vice President,
                                          General Counsel and Secretary

April 20, 2000

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              THE PMI GROUP, INC.

     The undersigned hereby appoints W. Roger Haughton, Victor J. Bacigalupi and
L. Stephen Smith proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Common Stock of The PMI Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of The PMI Group, Inc. to be held May 18, 2000 or any adjournments or postponements thereof as designated on the other side, and upon any and all such other matters as may properly come before the Meeting, or any adjournments or postponements thereof.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                            *FOLD AND DETACH HERE*

                        ANNUAL MEETING OF STOCKHOLDERS
                   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
                     ATTEND THE ANNUAL MEETING OF THE PMI
                      GROUP, INC.: THURSDAY, MAY 18, 2000
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A STOCKHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

The Board of Directors recommends a vote FOR Items          Please mark     [X]
1 and 2.  Unless contrary Instructions are given            your vote as
below, this proxy will be voted in accordance with          indicated in
the recommendations of the Board of Directors.              this example

FOR all nominees listed below                        WITHHOLD AUTHORITY for all
                                                        nominees listed below
            [__]                                                 [__]

ITEM 1-ELECTION OF DIRECTORS
Nominees:
01  Dr. James C Castle        06  John D. Roach
02  Donald C. Clark           07  Dr. Kenneth T. Rosen
03  W. Roger Haughton         08  Richard L. Thomas
04  Wayne E. Hedien           09  Mary Lee Widener
05  Raymond L. Ocampo Jr.     10  Ronald H. Zech

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.


Withold Authority For:  ______________________

________________________________________________________________________________

Item 2 - Ratification of appointment of           FOR       AGAINST    ABSTAIN
         independent auditors                    [___]       [___]      [___]


I PLAN TO ATTEND THE MEETING         YES       NO
                                    [___]     [___]

SIGNATURE__________________ SIGNATURE_________________ DATE_______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            *FOLD AND DETACH HERE*

                               VOTE BY TELEPHONE

                      QUICK *  *  * EASY * * *  IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

  OPTION #1:  TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS.

                                    PRESS 1
                                    -------
              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.
   OPTION #2:  IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0.
                       YOU WILL HEAR THESE INSTRUCTIONS.
                       ---------------------------------
       Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

       To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

       Proposals 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

             WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1. \ PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE
          -----------------------------------------------------------
               CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                           1-800-293-8533 - ANYTIME
                   There is NO CHARGE to you for this call.

PROXY

                              VOTING INSTRUCTIONS
        TO THE TRUSTEE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              THE PMI GROUP, INC.

     The undersigned hereby authorizes and instructs the Trustee of The PMI Group, Inc. Savings and Profit-Sharing Plan to represent and vote, as designated on the reverse side, all shares of Common Stock of The PMI Group, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of said corporation to be held on May 18, 2000 and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                            *FOLD AND DETACH HERE*

                        ANNUAL MEETING OF STOCKHOLDERS
                   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
                     ATTEND THE ANNUAL MEETING OF THE PMI
                      GROUP, INC.: THURSDAY, MAY 18, 2000
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. OR, IF YOU ARE A SHAREHOLDER OF RECORD, USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI'S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

The Board of Directors recommends a vote FOR     Please mark your vote as  [X]
Items 1 and 2.                                   indicated in this example

FOR all nominees                  WITHHOLD AUTHORITY
   listed below                   for all nominees listed below
      [__]                                   [__]

ITEM 1-ELECTION OF DIRECTORS
Nominees:
01  Dr. James C Castle         06  John D. Roach
02  Donald C. Clark            07  Dr. Kenneth T. Rosen
03  W. Roger Haughton          08  Richard L. Thomas
04  Wayne E. Hedien            09  Mary Lee Widener
05  Raymond L. Ocampo Jr.      10  Ronald H. Zech

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.

Withold Authority For:  ________________________

________________________________________________________________________________

ITEM 2
Item 2 - Ratification of appointment of          FOR       AGAINST      ABSTAIN
         independent auditors                   [___]       [___]        [___]

I PLAN TO ATTEND THE MEETING        YES          NO
                                   [___]        [___]

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREON, BUT IF NO SPECIFICATION IS MADE, THE TRUSTEE WILL VOTE ALL OF THE SHARES FOR WHICH YOU ARE ENTITLED TO PROVIDE INSTRUCTION IN THE SAME PROPORTION AS SHARES FOR WHICH INSTRUCTIONS ARE RECEIVED. THE TRUSTEE MAY VOTE ACCORDING TO ITS DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

SIGNATURE_____________________ SIGNATURE___________________ DATE______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             *FOLD AND DETACH HERE*

                               VOTE BY TELEPHONE

                      QUICK *  *  * EASY * * *  IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

* You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

  OPTION #1:  TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS.
                                    PRESS 1
                                    -------
              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

   OPTION #2:  IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY, PRESS 0.
                       YOU WILL HEAR THESE INSTRUCTIONS.
                       ---------------------------------
      Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

       To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

        Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

             WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1. \ PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE
          -----------------------------------------------------------
               CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                           1-800-293-8533 - ANYTIME
                   There is NO CHARGE to you for this call.